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                                 RomTech, Inc.                      Exhibit 11.1
                         Computation of Loss Per Share

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
                                                                                            Years ended June 30,
                                                                                        -----------------------------

                                                                                            1997             1996
                                                                                            ----             ----
Net loss attributable to common stock                                                   ($2,210,359)     ($2,998,480)
                                                                                        ============     ============

Weighted average common shares outstanding, unadjusted                                     6,380,517            - 0 -

Adjustments to common and common equivalent shares outstanding:
    Weighted average common shares outstanding represented by the shares received by the stockholders of AOMC in connection with the reverse acquisition, and recorded as a recapitalization of the previously outstanding common stock of AOMC. Such shares have been retroactively restated to reflect the effect of the recapitalization for all periods
       presented.                                                                              - 0 -        1,575,000

    Weighted average common shares outstanding represented by the shares received by the stockholders and holders of convertible subordinated debt of VRLI in connection with the merger. Such shares have been retroactively restated to reflect the effect of the
       recapitalization for all periods presented.                                             - 0 -        1,284,440

    Weighted average common shares outstanding of the Company at the time of the merger with AOMC and shares issued in connection with the IPO and
       the exercise of warrants.                                                               - 0 -        2,395,112
                                                                                           ---------        ---------

                                                                                           6,380,517        5,254,552
                                                                                           ---------        ---------

Net loss per common and common equivalent share                                            ($0.35)          ($0.57)
                                                                                           =======          =======
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